Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:  June 28, 2002

FROM:	FOR:
Padilla Speer Beardsley, Inc.	Paper Warehouse, Inc.
1101 West River Parkway	7630 Excelsior Boulevard
Minneapolis, MN 55415	Minneapolis, MN 55426

John Mackay (612) 455-1741	Cheryl Newell or Diana Purcel
(952) 936-1000

PAPER WAREHOUSE, INC., SHARES DELISTED

FROM THE NASDAQ SMALLCAP MARKET

MINNEAPOLIS, June 28, 2002 — Paper Warehouse, Inc., (Nasdaq: PWHS) announced today that on June 25, 2002 the Nasdaq Listing Qualifications Department notified the company that it had denied the company’s request for continued listing on The Nasdaq SmallCap Market and that the company’s common stock will be delisted from The Nasdaq SmallCap Market as of the opening of business on July 2, 2002.  The company has failed to comply with either the minimum $2,000,000 net tangible assets or the minimum $2,500,000 stockholder’s equity requirement for continued listing as set forth in Marketplace Rule 4310(c)(2)(B).

The company expects its common stock will trade on the Over-the-Counter Bulletin Board (OTC BB) under the same symbol following its delisting from The Nasdaq SmallCap

Market.  Shareholders will still be able to get current trading information on the company’s common stock, including the last trade bid and ask quotations and share volume.

“We do not expect the change in trading venue for our common stock to have any impact on how we do business or our business operations,” said Yale Dolginow, Paper Warehouse president and chief executive officer.  “We have taken pro-active steps to begin to return Paper Warehouse to profitability and build the shareholder value we feel is inherent in the company.  Speaking for all of the employees of Paper Warehouse, we will continue our work to build trust and reward our shareholders.”

Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and PartySmart.com, which can be accessed at http://www.PartySmart.com.  Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices.  As of May 3, 2002, the company had 141 retail locations (87 company-owned stores and 54 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores.  The company’s headquarters are in Minneapolis.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions.  These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Actual results may differ materially from the anticipated results because of certain risks and uncertainties that are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  These include but are not limited to (i) the general economic or business conditions affecting the party goods industry, either nationally or regionally, (ii) the inability of the company to effectively control costs, and  (iii) difficulties servicing the indebtedness of the company.

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